SUN CAPITAL ADVISERS TRUST

SERVICE CLASS

DISTRIBUTION AND SERVICE PLAN PURSUANT TO RULE 12b-1
OF THE 1940 ACT

EFFECTIVE FEBRUARY 1, 2004
(Revised May 20, 2008 and November 15, 2010)

WHEREAS, the Sun Capital Advisers Trust (the "Trust") is an open-end investment management company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust offers its shares to life insurance companies (each, a “Participating Insurance Company”) for allocation to separate accounts that issue variable annuity or variable life insurance contracts (the “Variable Contracts”), and may offer its shares to certain tax-qualified retirement plans; and

WHEREAS, the Board of Trustees of the Trust, including the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the “Plan”) or any agreements to the Plan (the “Independent Trustees”), have determined in the exercise of their reasonable business judgment and in light of their fiduciary duties under the 1940 Act and state law that there is a reasonable likelihood that this Plan will benefit each of the Trust's Series identified on Schedule A attached hereto (each a "Series"), the applicable class and the Service Class shareholders thereof; and

WHEREAS, the Board of Trustees of the Trust, in considering whether each Series should adopt this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of a Series for such purposes, and has determined that there is a reasonable likelihood that the adoption of this Plan will benefit the Series and its shareholders; and

WHEREAS, the Trust has entered into an underwriting agreement (the “Underwriting Agreement”), in a form approved by the Board of Trustees of the Trust in the manner specified in Rule 12b-1, with Clarendon Insurance Agency, Inc. (the “Distributor”), a Massachusetts corporation, as principal underwriter and general distributor of shares of each Series of the Trust;

NOW THEREFORE, in consideration of the foregoing, the Trust's Service Class Plan is hereby adopted as follows:

SECTION 1. The Trust is authorized to pay a distribution and/or service fee (the "Service Fee") to the Distributor for services rendered and expenses borne in connection with the distribution and servicing of the Service Class shares of the Trust in accordance with the Underwriting Agreement, at an annual rate with respect to each Series not to exceed 0.25% of the average daily net assets attributable to the Series' Service Class shares. Subject to such limit and subject to the provisions of Section 8 hereof, the Service Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees, and may be paid in respect of services rendered and expenses borne in the past in connection with the Series' Service Class shares as to which no Service Fee was paid on account of such limitation.  The Trust is not obligated to pay any distribution and/or service expense in excess of the Service Fee described in this Section 1. The Service Fee shall be computed on the basis of the net assets of the Service Class shares of those Series for which the Plan is in effect. The Service Fee shall be calculated and accrued daily and paid quarterly or at such other intervals as the Trustees shall determine.

SECTION 2. The Distributor may pay Participating Insurance Companies for rendering services in connection with the maintenance and distribution of Variable Contracts that invest in Service Class shares.  The Distributor may spend some or all of the Service Fee on activities including but not limited to the following:

(a)
compensation to and expenses (including overhead, travel and telephone services) of the Distributor of the Trust’s Service Class shares and any of its affiliates and any of their respective officers, sales representatives and employees who engage in or support the distribution of Service Class shares;

(b) printing and mailing of prospectuses, statements of additional information and reports for other than existing holders of Variable Contracts investing indirectly in Service Class shares;

(c)
compensation (including incentive compensation) to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Variable Contracts;

(d) expenses relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Service Class shares;

(e)	expenses of holding seminars and sales meetings designed to promote the distribution of Service Class shares;

(f)
expenses of obtaining information and providing explanations to Variable Contract owners regarding Trust investment objectives and policies and other information about the Trust and its Series, including the performance of the Series;

(g)	expenses of training sales personnel regarding the Service Class shares;

(h)	expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Service Class shares; and

(i)	expenses of personal services and/or maintenance of Variable Contract owner accounts with respect to Service Class shares attributable to such accounts.

SECTION 3. Sun Capital Advisers LLC, the Trust's investment adviser, may, with respect to the Service Class shares of any Series, make payments from its own resources for the purposes described in Section 2.

SECTION 4. This Plan shall not take effect until it has been approved by a majority vote (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees cast in person at a meeting called for the purpose of voting on this Plan.

SECTION 5. This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4.

SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Service Class shares of any Series pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 7. This Plan may be terminated at any time with respect to the Service Class shares of any Series by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the Service Class shares of that Series.

SECTION 8. This Plan may not be amended to increase materially the amount of distribution and/or service fees permitted to be paid by a Series pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding voting securities representing the Service Class shares of that Series, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4.

SECTION 9. While this Plan is in effect, the selection and nomination of the Independent Trustees will be committed to the discretion of the Independent Trustees.

SECTION 10. For the purposes of this Plan, the terms "interested persons", "majority of the outstanding voting securities" and "assignment" are used as defined in the 1940 Act or the rules and regulations adopted thereunder. In addition, for purposes of determining the fees payable hereunder, (i) the value of a Series' net assets shall be computed in the manner specified in the Series' then-current prospectus and statement of additional information for computation of the net asset value of shares of the Series and (ii) the net asset value per share of a particular class shall reflect any plan adopted under Rule 18f-3 under the 1940 Act.

SECTION 11. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in Section 6 hereof (collectively, the "Records") as required by the Investment Company Act of 1940, as amended, and the applicable rules thereunder.

SECTION 12. This Plan shall be construed in accordance with the laws of The State of Delaware and the applicable provisions of the 1940 Act.

SECTION 13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby. The provisions of this Plan are severable with respect to each class of shares offered by a Series and with respect to each Series.

SECTION 14. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of a Series.

SECTION 15.  It is acknowledged that the obligations of or arising out of this Plan are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. It is further acknowledged that the assets and liabilities of each Series are separate and distinct and that the obligations of or arising out of this Plan are binding solely upon the assets or property of the Series on whose behalf the Trust has adopted this Plan. It is also acknowledged that the obligations of each Series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and no Series shall be responsible for the obligations of another Series.

AS OF NOVEMBER 15, 2010

SCHEDULE A

Sun Capital Global Real Estate Fund
Sun Capital Investment Grade Bond Fund
Sun Capital Money Market Fund
SC AllianceBernstein International Value Fund
SC BlackRock Inflation Protected Bond Fund
SC BlackRock International Index Fund
SC BlackRock Large Cap Index Fund
SC BlackRock Small Cap Index Fund
SC Columbia Small Cap Value Fund
SC Davis Venture Value Fund
SC Goldman Sachs Mid Cap Value Fund
SC Goldman Sachs Short Duration Fund
SC Ibbotson Balanced Fund
SC Ibbotson Growth Fund
SC Ibbotson Conservative Fund
SC Invesco Small Cap Growth Fund
SC Lord Abbett Growth & Income Fund
SC PIMCO High Yield Fund
SC PIMCO Total Return Fund
SC WMC Blue Chip Mid Cap Fund
SC WMC Large Cap Growth Fund